Exhibit 99.1

ILLINOIS SUPREME COURT DENIES SPRINT’S PETITION TO APPEAL

Ruling Requires Sprint Nextel to Cease Owning, Operating, and Managing the Nextel Network in iPCS Wireless’s Territory

SCHAUMBURG, Ill. — September 24, 2008 - iPCS, Inc. (NASDAQ: IPCS) today announced that the Supreme Court of Illinois has refused to hear Sprint Nextel’s (NYSE: S) appeal of a ruling by the Appellate Court of Illinois issued in March of 2008.  The Appellate Court ruling unanimously upheld the 2006 ruling of the Circuit Court of Cook County, Illinois that required Sprint to cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory.

“We are very pleased with the Supreme Court’s ruling. We have believed from the beginning that Sprint’s merger with Nextel and its operation of the Nextel wireless network in our territory is in violation of our subsidiaries’ management agreements with Sprint,” commented Timothy Yager, president and chief executive officer of iPCS.  “We continue to be in similar litigation with Sprint related to its proposed joint venture with Clearwire Corporation (NASDAQ: CLWR) and we intend to take all necessary steps to defend our exclusivity rights under the management agreements.  We believe that after all of the evidence is considered in the Clearwire litigation, Sprint will once again be required to comply with the terms of the deal that Sprint agreed to when it entered into the management agreements,” added Mr. Yager.

The Company has been advised by Sprint’s attorneys that Sprint has filed a petition with the Circuit Court of Cook County of Illinois for relief from that Court’s original 2006 judgment.  If that is the case, iPCS Wireless intends to vigorously oppose Sprint’s petition.  “We believe this is yet another attempt by Sprint to avoid complying with the terms of the management agreements that afford iPCS exclusivity in its territories,” concluded Yager.

Sprint/Nextel Litigation Background

On July 15, 2005, the Company’s wholly owned subsidiary, iPCS Wireless, Inc., filed a complaint against Sprint and Sprint PCS in the Circuit Court of Cook County, Illinois. The complaint alleged, among other things, that Sprint’s conduct following the consummation of the merger between Sprint and Nextel, would breach Sprint’s exclusivity obligations to iPCS Wireless under its affiliation agreements with Sprint PCS. On August 14, 2006, the Circuit Court issued its decision and on September 20, 2006, the Circuit Court issued a final order effecting its decision. The final order provides that:

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•                  Within 180 days of the date of the final order, Sprint and those acting in concert with it must cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory.

•                  Sprint shall continue to comply with all terms and conditions of the Forbearance Agreement between the Company and Sprint setting forth certain limitations on Sprint’s operations following the merger with Nextel.

On September 28, 2006, Sprint appealed the Circuit Court’s ruling to the Appellate Court of Illinois, First Judicial District, and, at Sprint’s request, the effectiveness of the Circuit Court’s ruling was stayed by the Appellate Court pending the appeal. On March 31, 2008, the Appellate Court unanimously affirmed the 2006 Circuit Court decision.  On May 5, 2008, Sprint filed a petition for leave to appeal with the Supreme Court of Illinois.  Sprint’s petition for leave to appeal was denied on September 24, 2008.  On September 23, 2008, Sprint’s attorneys informed the Company that Sprint had also filed a petition with the Circuit Court for relief from the Circuit Court’s original judgment.

Sprint - Clearwire Litigation Background

On May 7, 2008, Sprint Nextel announced it had agreed to enter into a transaction among itself, Clearwire Corporation and certain other parties (the “Sprint-Clearwire Transaction”).  The same day, Sprint Nextel filed a complaint for declaratory judgment against the Company and certain of its subsidiaries in the Court of Chancery of the State of Delaware.  In that lawsuit, Sprint Nextel seeks a declaration that the Sprint-Clearwire Transaction would not constitute a breach of the three separate Sprint affiliation agreements it has with the Company’s subsidiaries.

On May 12, 2008, certain subsidiaries of the Company filed a lawsuit against Sprint Nextel Corporation and certain of its affiliates in the Circuit Court of Cook County, Illinois, seeking declaratory and injunctive relief with respect to the Sprint-Clearwire Transaction.  In that case, the Company’s subsidiaries seek a declaration that the Sprint-Clearwire Transaction, if consummated, would constitute a breach of the Sprint affiliation agreements between Sprint Nextel and certain of the Company’s subsidiaries, and also seek an injunction barring Sprint Nextel from consummating the Sprint-Clearwire Transaction, until the transaction is modified to comply with the affiliation agreements. The case was stayed pending certain events in the Delaware litigation initiated by Sprint Nextel.  Sprint Nextel moved to dismiss the Illinois case or, in the alternative, to continue the stay.  The Company’s subsidiaries moved to lift the stay in the case.  On September 15, 2008, the Circuit Court denied Sprint Nextel’s motion to dismiss the Illinois case.

On July 14, 2008, the Court of Chancery of the State of Delaware issued an opinion granting the motion of the Company and its subsidiaries, dismissing two of the Company’s subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC from the Delaware litigation, and denied the motion to dismiss iPCS and its subsidiary, iPCS Wireless, Inc.  On July 28, 2008, iPCS Wireless,

Inc. filed a counterclaim in the Delaware Court in which it seeks a declaration that the Sprint-Clearwire Transaction, if consummated, would constitute a breach of the Sprint affiliation agreements.  The same day, iPCS and iPCS Wireless, Inc. filed a motion to dismiss the remainder of the case pending before it or, in the alternative, to transfer the case to the Superior Court of the State of Delaware.   The Delaware Court has not yet ruled on that motion.

About iPCS, Inc.

iPCS, through its operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of June 30, 2008, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.2 million residents, and iPCS had approximately 654,000 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Certain statements in this press release that are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. The forward looking statements included in this press release could impact future events or our future financial condition or performance.  These forward-looking statements inherently involve certain risks and uncertainties, and are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual events to differ materially from those contemplated or anticipated in such forward-looking statements include, among others: appeals, proceedings or determinations by any judicial body with results or outcomes that differ from the rulings of the Courts referenced herein; or any other adverse results in outstanding litigation matters.  Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward looking statements.

CONTACTS

Judith Wilkinson / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449